Exhibit 5

November 2, 2011

Mindspeed Technologies, Inc.

4000 MacArthur Blvd., East Tower

Newport Beach, California 92660

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 140,000 shares of your common stock (the “Common Stock”) issuable under your Form of Grant Letter and Mindspeed Technologies, Inc. Non-Qualified Stock Option Award Agreement and Form of Grant Letter and Mindspeed Technologies, Inc. Restricted Stock Award Agreement, filed as Exhibit 4.12 and Exhibit 4.13, respectively, to your Registration Statement on Form S-8 (Registration Statement No. 333-165875) (collectively, the “Award Agreements”), each of which is to be entered into with Stephen N. Ananias as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules for accepting employment with you. Such shares of Common Stock are referred to herein as the “Shares.” As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Award Agreements.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Award Agreements, the Shares will be legally and validly issued, fully-paid and non-assessable.

Mindspeed Technologies, Inc.

November 2, 2011

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation